EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION
ASTeX GmbH	Germany
MKS (Bermuda) Ltd.	Bermuda
MKS Denmark APS	Denmark
MKS Germany Holding GmbH	Germany
MKS Instruments (Asia) Ltd.	Bermuda
MKS Instruments (China) Company Ltd.	China
MKS Instruments Deutschland GmbH	Germany
MKS Instruments France S.A.S.	France
MKS Instruments (Hong Kong) Ltd.	Hong Kong
MKS Instruments (Shanghai) Ltd.	Shanghai
MKS Instruments (Singapore) Pte. Ltd.	Singapore
MKS Instruments U.K. Limited	United Kingdom
MKS Japan, Inc.	Japan
MKS Korea Co., Ltd.	Korea
MKS Luxembourg S.A.R.L.	Luxembourg
MKS MSC, Inc.	Massachusetts
MKS Taiwan Technology Ltd.	Taiwan
MKS Technology Limited	United Kingdom
MKS Tega Ltd.	Israel
MKS Tenta Products Ltd.	Israel
MKS Umetrics AB	Sweden
Orion Metrology, Inc.	California
Plasmart, Inc.	Korea
Spectra Sensortech, Ltd.	United Kingdom
Telvac Engineering Limited	United Kingdom
Tianjin Yield Co, Ltd.	China
Umetrics, Inc.	New Jersey
Umetrics (UK) Ltd.	UK
Yield Dynamics, LLC	California